Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                       Contact: Edward Kitz
                                                     414-231-5000


             ROUNDY'S SUPERMARKETS, INC. COMMENCES RECAPITALIZATION


Milwaukee, WI, October 3, 2005 - Roundy's Supermarkets, Inc. (the "Company") announced today that it is undertaking a refinancing of substantially all of its existing indebtedness. As part of that refinancing, the Company intends to issue $175 million in floating rate senior notes due 2012 and $150 million in senior subordinated notes due 2013 and enter into a new $825 million senior credit facility comprised of a $700 million term loan and a $125 million revolving credit facility. The proceeds will be used to repay all indebtedness under the Company's existing senior credit facility (approximately $118 million as of July 2, 2005), to conduct a tender offer and consent solicitation for any and all of the $300 million outstanding of its 8-7/8% Senior Subordinated Notes due 2012 and to fund a $550 million dividend to its shareholder.

Any securities to be offered or sold in any such debt capital markets transactions will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar words are intended to identify forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements, concerning the financial condition, results of operations and businesses of the Company, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, the risk that conditions to the tender offer, including financing, and obtaining the requisite consents, might not be satisfied in a timely manner or at all, unanticipated expenditures, conditions of the economy and other factors described in our most recent reports on Form 10-Q, most recent report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

The Company is a Fortune 500 company with approximately $3.8 billion in sales and 21,000 employees. It operates 133 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners in Wisconsin, Minnesota and Illinois. For more information about the Company, visit the company website at www.roundys.com.
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